Exhibit 19.2

FLUTTER ENTERTAINMENT PLC
PDMR SECURITIES DEALING CODE

Revised and updated 11 December 2024

This PDMR Securities Dealing Code (the “Code”) applies to all persons discharging managerial responsibilities (“PDMRs”) (which includes Directors) of Flutter Entertainment plc (the “Company”) in relation to dealings in securities of the Company and derivatives and other financial instruments linked to those securities. Market abuse law applicable to the Company’s securities under the Insider Dealing Regime makes it a criminal offence to deal in the securities of a listed company while in possession of inside information about that company, to recommend or induce or encourage others to deal, or to improperly disclose inside information.
Given the Group’s listing on the New York Stock Exchange (“NYSE”), operations in the United States and dealings with other US-listed companies, US federal securities laws prohibiting “insider trading” and “tipping” also apply to PDMRs and “persons closely associated” with PDMRs (“PCAs”), exposing PDMRs and PCAs who trade, or recommend others to trade, in the securities of the Company or other US-listed companies while in possession of material non-public information about those companies to potential civil and criminal penalties (including imprisonment) in the United States.
This Code is designed to ensure that you do not misuse, or place yourself under suspicion of misusing, information about the Company and its subsidiaries (the “Group”) or other publicly traded companies which you have and which is not available to other investors and that both you and the Company comply with the obligations of the Market Abuse Regulation, U.S. federal securities laws and the Insider Dealing Regime.
This Code imposes dealing clearance procedures which must be observed by PDMRs and imposes certain specific extra restrictions and obligations on PDMRs in addition to those imposed on Restricted Persons under the Group Securities Dealing Code. Persons who have been designated as Restricted Persons, or who otherwise have or may have access to inside information, but who are not PDMRs should refer to the Group Securities Dealing Code. PDMRs are also subject to the Group Securities Dealing Code and where this Code and the Group Securities Dealing Code conflict, this Code shall apply.
Certain obligations under this Code also apply to PCAs. As a PDMR, you are required to notify your PCAs of their obligations under the Market Abuse Regulation and this Code. A template letter for the purpose of notifying PCAs of their obligations and responsibilities is set out in Appendix 3.
Failure to comply with this Code may result in internal disciplinary procedures and action up to, and including, termination of employment or a business relationship. Depending on the circumstances, it may also mean that you and any other person involved in a prohibited dealing have committed civil and/or criminal offences.
Schedule 1 sets out the meaning of defined words used in this Code.

Contact
If you have any questions in relation to this Code or dealing in the securities of the Company, please speak to the Company Secretariat team:
Ed Traynor, Company Secretary:         Edward.Traynor@flutter.com
Fiona Gildea, Deputy Company Secretary:     Fiona.Gildea@flutter.com
All emails to be sent to:             cosec@flutter.com

General
1.You cannot at any time tell anyone (including your family members, friends and business acquaintances) any confidential information, including but not limited to any “inside information” or “material non-public information”, about the Group, except where you are required to do so as part of your employment or duties (you will know if this is the case) and the recipient is subject to a duty of confidentiality.
2.In addition, if any information you have about the Company or the Group is “inside information” and/or “material non-public information” you cannot:
•“deal” in any Company Securities or any instruments linked to them; and/or
•recommend, encourage or induce somebody else to do the same.
This behaviour is known as “insider dealing” or “insider trading”. The prohibition applies even if you will not profit from the dealing.
3.From time to time, as a part of your appointment, employment or duties, you may come across information which is not inside information and/or material non-public information in relation to the Group, but which is or may be inside information and/or material non-public information in relation to a different company or its industry (for example, a company that is a competitor of, a customer of, or a supplier to, or the counterparty or target of a transaction with, the Group). You must not deal in the securities of (or take any other action described above in relation to) any company when you have inside information and/or material non-public information in relation to that company.
You should be aware that the securities laws of other jurisdictions may apply to transactions in the securities of companies which are incorporated and/or listed outside of the United States and the United Kingdom. Accordingly, while specific clearance to deal is not required before carrying out transactions in the securities of other companies, you must not deal in the securities of any company (including a competitor of, a customer of, a supplier to, or counterparty or target of a transaction with, the Group) in any manner that would constitute a breach of applicable securities laws. If you have any doubt, you should speak to the Company Secretariat team before taking any action.
4.Both PDMRs and PCAs must:
•receive formal clearance before dealing in any Company Securities; and
•notify the Company of details of any transaction on the day of that dealing.
The procedure for requesting clearance to deal and notifying any dealing which has occurred are outlined below.
5.PDMRs must also:
•inform their PCAs in writing of their obligations and keep a copy of that notification (a template letter for the purpose of notifying PCAs of their obligations and responsibilities is set out in Appendix 3); and
•inform the Company Secretariat team of the identity of their PCAs (including any changes to that information).
6.Additional disclosure obligations: PDMRs must contact the Company Secretariat team, and will be subject to additional disclosure requirements, should either of the following apply:

•you and/or your PCAs become interested in 1% or more of the Company’s issued share capital (within the meaning of the Irish Companies Act 2014); or
•you and/or your PCAs hold voting rights in respect of 5% or more of the Company’s total voting rights (within the meaning of the FCA’s Transparency Rules).
Further information on the application of either of these provisions is available from the Company Secretariat team.

Clearance to Deal
1.When must you obtain clearance to deal?
As a PDMR, you must always obtain clearance to deal in advance of any dealing by you and/or your PCAs, whether on your own account (including any dealing by third parties on your behalf) or for the account of a third party, directly or indirectly, in any Company Securities.
    The concept of “dealing” is very wide and is defined in more detail in Schedule 1. For example, as well as including buying or selling securities, it also includes exercising options (whether cashless or otherwise) under any of our share schemes, using Company Securities as security for a loan, gifting Company Securities, and entering into any derivative contract which relates to Company Securities.
In addition:
•You must receive clearance before you enter into, modify or terminate a Rule 10b5-1 Trading Plan, Trading Plan or an Investment Programme under which Company Securities may be purchased or sold. See the section entitled “Trading Plans, Rule 10b5-1 Trading Plans and Investment Programmes” in the Group Securities Dealing Code.
•If you act as the trustee of a trust, you should speak to the Company Secretariat team about your obligations in respect of any dealing in Company Securities carried out by the trustee(s) of that trust.
•You should seek further guidance from the Company Secretariat team before transacting in:
(A)    units or shares in a collective investment undertaking (e.g. a UCITS or an Alternative Investment Fund) which holds, or might hold, Company Securities; or
(B)    financial instruments which provide exposure to a portfolio of assets which has, or may have, an exposure to Company Securities.
This is the case even if you do not intend to transact in Company Securities by making the relevant investment.
If at any time you are in any doubt as to whether or not you require clearance to take any action which may constitute a dealing in Company Securities, you should contact the Company Secretariat team before taking any further action.

2.Generally when will clearance not be given
No clearance to deal will be given:
(i)when there exists matters which constitute inside information or material non-public information;

(ii)when there is a Special Blackout Period;

(iii)when the Company is not in a Window Period* unless in certain limited circumstances, for example where the trading activity:
•is a sale of shares and is necessary because of “exceptional circumstances” such as severe financial difficulty which require an immediate sale; or
•is permissible due to the characteristics of the proposed trading activity, such as:
•in relation to specific types of employee benefit scheme;
•a transfer between your own security accounts which does not result in a change in price of the securities; or
•in relation to a share qualification contained in the Company’s articles of association and you have satisfactorily explained to the Company why the acquisition did not happen earlier, provided that, in each case, you are able to demonstrate that the particular trade cannot be executed at any time other than outside the relevant Window Period and you do not have inside information and/or material non-public information.
* Advance notice of the upcoming closing of a Window Period will be given.
Note: There may be other occasions where the Chair/CEO does not feel it appropriate to give clearance to deal.
3.How to apply for clearance to deal:
To apply for clearance to deal, the form in Appendix 1 should be completed and emailed to:
•the Chair (copying the Company Secretary): for applications by all PLC Directors (other than the Chair); or
•the CEO (copying the Company Secretary): for applications by the Chair
If clearance to deal in “exceptional circumstances” is being sought (under 2(ii) above), you should contact the Company Secretariat team to obtain the forms necessary to make such an application.
Clearance to deal will be given by way of written response and may be given subject to conditions. Where this is the case, individuals must observe those conditions when dealing. Where clearance to deal is given you will be required to deal as soon as possible and in any event within 2 business days (or such shorter period as notified in the response) of the clearance being given, provided that notwithstanding receipt of clearance, you may only deal in Company Securities if the Company is in a Window Period or you received clearance to deal based on “exceptional circumstances” and you are not subject to a Special Blackout Period.
A response will typically be given within 2 business days from submission, therefore ensure sufficient time is allowed for this.
Notification of Notifiable Transactions:

1.Notifiable Transactions in Company Securities (see Schedule 2 for a non-exhaustive list of notifiable transactions) conducted on your own account, or on the account of any of your PCAs, must be promptly notified to:
•the Company Secretary/Deputy Company Secretary no later than 1 business day after the date of the relevant transaction; and
•the United Kingdom Financial Conduct Authority (“FCA”) no later than 3 business days after the date of the relevant transaction.
You should note that the scope of “Notifiable Transactions” is very broad and captures every transaction which changes a PDMR’s or PCA’s holding of Company Securities, even if the transaction does not require clearance under this Code.
The Company will publicly announce details of the relevant transaction within 2 business days of being notified by the PDMR/PCA, as required under the Market Abuse Regime.
2.To assist you and your PCAs with these obligations:

(i)after obtaining clearance to deal, a PDMR must notify the Company Secretary/Deputy Company Secretary of their/their PCA’s dealing on the day thereof; and

(ii)the Company Secretary/Deputy Company Secretary shall notify the FCA (using the prescribed online form) on behalf of the PDMR/PCA and make the required market announcement using the Notification of Notifiable Transactions Form in Appendix 2.
3.You should ensure that any investment manager acting on your behalf (whether discretionary or not) notifies you of any Notifiable Transactions conducted on your behalf so that you can notify the Company in writing on the day of such dealing.
4.Additional disclosure obligations arise under the Companies Act 2014 for Directors and their connected persons if they are interested in 1% or more of the Company’s issued share capital.
5.If you are unsure as to whether or not a particular transaction is a Notifiable Transaction, you should consult the Company Secretariat team.

Schedule 1: Defined terms
‘Company’ means Flutter Entertainment plc.

‘Company Securities’ means any publicly traded or quoted shares or debt instruments of the Company (or of any of the Company’s subsidiaries or subsidiary undertakings) or derivatives or other financial instruments linked to any of them, including phantom options, put or call options or other similar instruments.

‘dealing’ (together with corresponding terms such as ‘deal’ and ‘deals’) means any type of transaction in Company Securities, including purchases, sales, or other transactions to acquire, transfer or dispose of securities, including derivative exercises, gifts or other contributions, pledges, the exercise of options or other share awards, the receipt of shares under share schemes, making a spread bet or entering into a contract for difference in respect of Company Securities, granting security over Company Securities and entering into, amending or terminating any agreement in relation to Company Securities (e.g. a 10b5-1 Trading Plan / Trading Plan / Investment Programme). For the avoidance of doubt, it also includes a situation where a person places an order before they possess inside information and/or material non-public information, and then terminates or modifies that order after they come into possession of inside information and/or material non-public information.

‘family members’ includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control. You are responsible for the transactions of your family members and therefore should make them aware of the need to confer with you before they trade in the Company Securities or securities of companies we do business with.

‘FCA’ means the United Kingdom Financial Conduct Authority.

‘inside information’ is information which (i) is of a precise nature, (ii) has not been made public, (iii) relates, directly or indirectly, to the Company (including its subsidiaries) or its securities or related financial instruments and (iv) if it were made public, would be likely to have a significant effect on the price or value of those securities or related financial instruments.
‘Insider Dealing Regime’ means the UK criminal insider dealing regime contained in the Criminal Justice Act 1993.

‘Investment Programme’ means a share acquisition scheme relating only to the Company’s shares under which: (i) shares are purchased by a PDMR pursuant to a regular standing order or direct debit or by regular deduction from their remuneration; or (ii) shares are acquired by a PDMR by way of a standing election to re-invest dividends or other distributions received; or (iii) shares are acquired as part payment of a PDMR’s remuneration.

‘Market Abuse Regulation’ means EU Regulation (596/2014) and related implementing measures as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018.

‘material’ information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Company or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. You should assume that information that would affect an individual’s consideration of whether to trade, or which might tend to influence the price of the security, is material.

Examples of material information may include, but are not limited to:

a.significant changes in the Company’s prospects;
b.earnings results, estimates and guidance on earnings, confirmations of or changes to previously released earnings results, estimates or guidance, or other performance related measures or metrics;
c.significant write-downs in assets or increases in reserves;
d.developments regarding significant litigation or government agency investigations;
e.layoffs, furloughs, liquidity problems, bankruptcy, corporate restructuring or receivership;
f.changes in control or in senior management and/or the board of directors;
g.changes in dividends;
h.acquisition of, refinancing or repayment of significant debts or defaults on debt;
i.major changes in accounting methods or policies;
j.proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances or licensing arrangements;
k.significant investments, joint ventures or changes in assets;
l.significant financings and other events involving Company Securities (e.g., public or private sales by the Company, its senior management or significant securityholders, calls of securities for redemption, share repurchase plans, stock splits, and changes to the rights of securityholders);
m.significant developments regarding lines of business and products, significant intellectual property, relations with regulators, partnerships, and consortiums, including the acquisition or loss of an important piece of intellectual property, customer, contract or relationship;
n.a significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities, data and information technology infrastructure;
o.significant cybersecurity and privacy risks and incidents or events, including vulnerabilities and breaches;
p.changes in debt ratings;
q.significant changes in compensation policy; and
r.changes in, or disagreements with, auditors or notifications that the Company may no longer rely on such firm’s report.

Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, you should err on the side of caution.

‘non-public’ means, in the context of a US-listed company, all Company information until three criteria have been satisfied. First, the information must have been widely disseminated by the Company. Generally, you should assume that information has NOT been widely disseminated unless it has been disclosed by the Company in (i) a press release distributed through a widely disseminated news or wire service; (ii) a publicly available filing made with the SEC; or (iii) another manner compliant with Regulation FD (Fair Disclosure). For additional information regarding disclosures made in compliance with Regulation FD, please see the Company’s Policy and Procedures for Compliance with Regulation FD.

Second, the information disseminated must be some form of “official” announcement or disclosure, which, in the case of information about the Company, must be made by the Company. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the rumors, speculation, or statements are accurate.

Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information should not be considered fully absorbed until after at least one full trading session has elapsed on the NYSE after the information has been publicly disclosed in a manner compliant with Regulation FD.

‘Notifiable Transaction’ means any transaction relating to Company Securities conducted for the account of a PDMR or PCA, whether the transaction was conducted by the PDMR or PCA or on his or her behalf by a third party and regardless of whether or not the PDMR or PCA had control over the transaction. This captures every transaction which changes a PDMR’s or PCA’s holding of Company Securities, even if the transaction does not require clearance under this Code. It also includes gifts of Company Securities, the grant of options or share awards, the exercise of options or vesting of share awards and transactions carried out by investment managers or other third parties on behalf of a PDMR or PCA, including where discretion is exercised by such investment managers or third parties and including under Trading Plans or Investment Programmes. See Schedule 2 for a non-exhaustive list.

‘PCA’ means a person closely associated with a PDMR, being:
a.the spouse or civil partner of a PDMR; or
b.a PDMR’s child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; or
c.a relative who has shared the same household as the PDMR for at least one year on the date of the relevant transaction; or
d.a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR (or by a PCA referred to in paragraphs (a), (b), or (c) of this definition), which is directly or indirectly controlled by such a person, which is set up for the benefit of such a person or which has economic interests which are substantially equivalent to those of such a person.

‘PDMR’ means a person discharging managerial responsibilities in respect of the Company, being either:
a.a director of the Company; or
b.any other employee who has been told that he or she is a PDMR.

‘Rule 10b5-1 Trading Plan’ means a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow, and satisfies various other conditions and limitations set forth in Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (the ‘Exchange Act’).

‘Special Blackout Period’ means a time period where the Company may require that directors, officers, selected employees and/or others be prohibited from dealing in the Company’s Securities, including during a Window Period, regardless of any other provision of this Code because of developments that have not yet been disclosed to the public. If the Company declares a blackout to which you are subject, then a member of the Company Secretariat team will notify you when the blackout begins and when it ends. All those affected shall not deal in the Company’s Securities while the suspension is in effect and shall not disclose to others inside or outside the Company that dealing has been suspended for certain individuals. Although these blackouts generally will arise because the Company is involved in a highly sensitive transaction, incident or event, they may be declared for any reason.

‘Trading Plan’ means a written plan entered into by a PDMR and an independent third party that sets out a strategy for the acquisition and/or disposal of Company Securities by the PDMR, and:
a.specifies the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
b.gives discretion to that independent third party to make trading decisions about the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in; or
c.includes a method for determining the amount of Company Securities to be dealt in and the price at which and the date on which the Company Securities are to be dealt in.

‘Window Period’ is one of the four established “windows” of time during the fiscal year (unless the Company has declared a Special Blackout Period), during which requests for clearance may be approved and dealing may be performed by PDMRs. Each Window Period begins after one full trading session on the London Stock Exchange (the ‘LSE’) or NYSE has been completed after the Company makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year, as the case may be. Assuming the LSE and NYSE is open each day, the following indicates when such persons may trade after the Company’s public news release of its quarterly or annual earnings for the prior fiscal quarter or year:

Announcement on Tuesday    First Day of Trading
Before market opens    Wednesday
While market is open    Thursday
After market closes    Thursday

That same Window Period will generally close on the 15th day of the last month of the then current fiscal quarter, and in any event will close at least 30 calendar days before the date of the public news release of the Company’s next quarterly or annual earnings. After the close of the Window Period, PDMRs generally may not trade in any Company Securities at least until the start of the next Window Period. The prohibition against dealing, or tipping off, while aware of inside information and/or material non-public information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in Company Securities. You must consult the Company Secretariat team whenever you are in doubt.

Schedule 2: Non-exhaustive list of Notifiable Transactions

Transaction
An acquisition, disposal, short sale, subscription or exchange
The acceptance or exercise of a share option or award, including a share option/award granted to managers or employees as part of their remuneration package, and the disposal of shares stemming from the exercise and/or vesting of a share option/award
Entering into or exercising equity swaps
Transactions in or related to derivatives, including cash-settled transactions
Entering into a contract for difference on a financial instrument of the Company
The acquisition, disposal or exercise of rights, including put and call options, and warrants
Subscriptions to a capital increase or debt instrument issuance
Transactions in derivatives and financial instruments linked to a debt instrument of the concerned issuer, including credit default swaps
Conditional transactions, upon the occurrence of the conditions and actual execution of the transactions
Automatic or non-automatic conversion of a financial instrument into another financial instrument, including the exchange of convertible bonds to shares
Gifts and donations made or received, and inheritance received
Transactions executed in index-related products, baskets and derivatives
Transactions executed by a manager of an alternative investment fund (AIF) in which the PDMR or its PCA has invested
Transactions executed in shares or units of investment funds, including AIFs
Transactions executed by a third party under an individual portfolio or asset management mandate on behalf or for the benefit of a PDMR or their PCA
Borrowing or lending of shares or debt instruments of the Company or derivatives or other financial instruments linked to them
The pledging or lending of financial instruments by a PDMR or a PCA. A pledge or similar security interest, of financial instruments in connection with the depositing of the financial instruments in a custody account does not need to be notified, unless and until such time that such pledge or other security interest is designated to secure a specific credit facility
Transactions undertaken by persons professionally arranging or executing transactions or by another person on behalf of a PDMR or a PCA, including where discretion is exercised
Transactions made under a life insurance policy, where the policyholder is a PDMR or a PCA and they bear the investment risk and have the power or discretion to make investment decisions in relation to the policy. No notification obligation is imposed on the insurance company

Appendix 1 – PDMR: Request for Clearance to deal
Flutter Entertainment plc (the “Company”)
Please email the completed form to the Chair (for Directors) or CEO (for the Chair) and:
•Ed Traynor (edward.traynor@flutter.com); and
•Fiona Gildea (fiona.gildea@flutter.com)
•copying cosec@flutter.com

You must not deal unless you have received an email confirming that you can deal.
In accordance with the PDMR Securities Dealing Code, I request clearance to deal in securities as indicated below:

Description of securities, incl. type and number/value (if not known, please provide estimate or “up to” number)	[e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share/debt instrument]
Number of securities	[If actual number is not known, provide a maximum amount (e.g. ‘up to 100 shares’ or ‘up to £1,000 of shares’).]
Nature of dealing	[Description of the transaction type (e.g. acquisition; disposal; subscription; option exercise; settling a contract for difference; entry into, or modification or termination of [a Rule 10b5-1 Trading Plan], a Trading Plan or Investment Programme)]
Other information (disclose any additional material facts which may affect the decision as to whether clearance to deal will be granted)
[Include all other relevant details which might reasonably assist the person considering your application for clearance (e.g. transfer will be for no consideration)]
[If you are applying for clearance to enter into, modify or terminate a Rule 10b5-1 Trading Plan, an Investment Programme or Trading Plan, please provide full details of the relevant programme or plan or attach a copy of its terms.]

I hereby apply for clearance for the above proposed dealing. I confirm that I have read and understood the PDMR Securities Dealing Code, the Group Securities Dealing Code and procedures as they apply to me.
By submitting the form, I confirm that I do not have any inside information and/or material non-public information relating to the Company or its securities and that the information contained in this form is accurate and complete. By dealing, I would not be in breach of any applicable law or regulation in relation to dealing in publicly traded securities. If this should change at any time before the dealing, I undertake not to proceed with the dealing and to notify the Company Secretariat team immediately. If I am given clearance to deal, I will do so as soon as possible and in any event within the clearance period stated below. I am not in breach of any agreement with the Company in relation to shareholding requirements.
Name: …………………………….…..        Signature: ……………….…………….

Position: Chair/CEO/CFO/Director*        Date:     ………………………………
Telephone:………………………………        Email:     ……………………………..

For completion by CEO or Chair (as applicable) * only:
Confirmed, as far as the Chair/CEO (as applicable)* is aware, the person named above is not in possession of inside information and/or material non-public information relating to the Company

PURSUANT TO THE CODE CLEARANCE TO DEAL IS: GRANTED AND VALID UNTIL ………………………………………………………………..………. NOT GRANTED Signed: ……………………………………. (Chair/CEO*) Date: …………………………………

* As a reminder:
•All Directors to obtain clearance from the Chair
•Chair to obtain clearance from the CEO

Appendix 2 – Notifiable Transaction: Person discharging managerial responsibilities (“PDMRs”) /Person closely associated (“PCAs”)
Flutter Entertainment plc (the “Company”)
Please send your completed form to:
•Ed Traynor (edward.traynor@flutter.com); and
•Fiona Gildea (fiona.gildea@flutter.com)
•copying cosec@flutter.com

If you require any assistance in completing this form, please contact the persons listed above.

1	Details of the PDMRs/person closely associated
a)	Name	[Include first name(s) and last name(s).] [If the PCA is a legal person, state its full name including legal form as provided for in the register where it is incorporated, if applicable.]
b)	Position/status	[For PDMRs, state job title e.g. CEO, CFO, Chair, Director] [For PCAs, state that the notification concerns a PCA and the name of the relevant PDMR]
c)	Initial notification /Amendment	[Please indicate if this is an initial notification or an amendment to a prior notification. If this is an amendment, please explain the previous error which this amendment has corrected.]
2	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	[State the nature of the instrument e.g. a share, a debt instrument, a derivative or a financial instrument linked to a share or debt instrument.]
b)	Nature of the transaction (e.g. exercise of options/ acquisition/disposal)
[Description of the transaction type e.g. acquisition,
disposal, subscription, contract for difference, etc.]

[Please indicate whether the transaction is linked to the
exercise of a share option programme.]

[If the transaction was conducted pursuant to a Rule 10b5-1 Trading Plan, an Investment Programme or a Trading Plan, please indicate that fact and provide the date on which the relevant Rule 10b5-1 Trading Program, Investment Programme or Trading Plan was entered into.]

c)	Price(s) and volume(s)	Price(s)	Volume(s)

[Where more than one transaction of the same nature
(purchase, disposal, etc.) of the same financial instrument
are executed on the same day and at the same place of
transaction, prices and volumes of these transactions should be separately identified in the table above, using as many
lines as needed. Do not aggregate or net off transactions.]

[In each case, please specify the currency and the metric for quantity.]

d)	Aggregated information - Aggregated volume - Price
[Please aggregate the volumes of multiple transactions
when these transactions:
– relate to the same financial instrument;
– are of the same nature;
– are executed on the same day; and
– are executed at the same place of transaction.]

[State the metric for quantity.]

[Provide:
– in the case of a single transaction, the price of the single transaction; and
– in the case where the volumes of multiple transactions
are aggregated, the weighted average price of the aggregated transactions]

[State the currency]

e)	Date of the transaction	[Date of the particular day of execution of the notified transaction, using the date format: YYYY-MM-DD and please specify the time zone]
f)	Place of the transaction	[Please name the trading venue where the transaction was executed. If the transaction was not executed on any trading venue, please state ‘outside a trading venue’]

Appendix 3 – Template Letter Notifying PCAs of their Obligations and Responsibilities under MAR

[Name of PCA]
[Address]

[DATE]

Dear [Name of Person Closely Associated]
Flutter Entertainment plc (the “Company”): Transactions in the Company’s shares or debt instruments and related financial instruments
I am a person discharging managerial responsibility (“PDMR”) in relation to the Company. For the purposes of the Market Abuse Regulation (Regulation (EU) No. 596/2014) and related implementing measures as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“MAR”), I am subject to certain obligations and restrictions in relation to transactions in the securities of the Company. Some of these obligations and restrictions will also apply to transactions in the Company’s securities undertaken by you, as a “person closely associated” (“PCA”) with me.
The purpose of this letter is to draw your attention to, and obtain your acknowledgement that you have been made aware of, these obligations and restrictions and that you are aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.
PDMR Securities Dealing Code
Enclosed is a copy of the Company’s PDMR Securities Dealing Code (the “PDMR Code”), which you are required to comply with.
The PDMR Code summarises your obligations in relation to any dealings (including any off-market dealing) by you, or on your behalf, in the Company’s securities (shares and debt instruments, including derivatives or any other financial instruments relating to those shares and debt instruments). The obligations under the PDMR Code include:
(i)you need to obtain written clearance from the Company to deal in advance of dealing in the Company’s securities (the process in relation to seeking clearance to deal is set out in the PDMR Code);
(ii)you cannot deal when you are in possession of inside information and/or material non-public information; and
(iii)you can only deal when the Company is in a window period.
Appendices 1 and 2 of the PDMR Code contain templates of (i) the Request for Clearance to Deal Form and (ii) the Notifiable Transactions Form for completion and submission as necessary.
Notification of transactions
MAR requires you, as a person closely associated with me, to notify (i) the Company; and (ii) the United Kingdom Financial Conduct Authority (the “FCA”) in writing of the occurrence of all transactions conducted on your own account (whether carried out by you or on your behalf) in the Company’s securities. The Company must also in turn announce the information to the market within 2 business days of being notified of the transaction by you. Please note that the notification obligation is separate from and in addition to the requirement to obtain clearance of any dealings which must be obtained in every case before dealing.
Notifiable transactions: Schedule 2 to the PDMR Code sets out a non-exhaustive list of the types of transactions which are notifiable.

Timing: As soon as possible and within 1 business day of the notifiable transaction, you must provide the Company with the information required to complete the Notifiable Transactions Form (Appendix 2 of the PDMR Code) by email to cosec@flutter.com with the Subject Header: “PDMR: PCA Dealing Notification”.
The FCA must be notified within 3 business days. Although you will retain responsibility for ensuring that this obligation has been complied with, the Company will make this notification on your behalf once you have provided the information outlined above. Unless you notify the Company to the contrary, the Company will assume that it has the authority to make this notification on your behalf.
Consequences of Breach of Market Abuse Regulation
A failure to comply with some of these obligations can result in a breach of MAR by unlimited fines as well as a public censure.
Acknowledgement
Please read the PDMR Code in its entirety and acknowledge receipt of this letter by signing and returning a copy of it to me.
If you have any questions on these notification obligations or their application, please contact Ed Traynor, the Company Secretary, at cosec@flutter.com.

Yours sincerely

[Name of PDMR]

ACKNOWLEDGEMENT
I acknowledge receipt of this letter and also acknowledge the requirements set out in it.

……………………………………….
[Name]